EXHIBIT 5.1


                           Jones, Day, Reavis & Pogue
                                 77 West Wacker
                             Chicago, Illinois 60601
                             Telephone: 312-782-3939
                             Facsimile: 312-782-8585





                                February 12, 1997



Dignity Partners, Inc.
1700 Montgomery Street, Suite 250
San Francisco, California  94111

                Re: Dignity Partners, Inc. 1995 Stock Option Plan
                    ---------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Dignity Partners, Inc., a Delaware corporation (the "Company"), in connection with the adoption of the Dignity Partners, Inc. 1995 Stock Option Plan, as amended by Amendment No. 1 thereto (the "Option Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the shares of Common Stock, par value $.01 per share, that may be issued or transferred and sold pursuant to the Option Plan will be, when issued or transferred and sold in accordance with the Option Plan and upon the Company's receipt of legal consideration therefor, duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration under the Securities Act of 1933 of the shares to be issued and sold pursuant to the Option Plan.

                                                  Very truly yours,



                                                  /s/JONES, DAY, REAVIS & POGUE